Exhibit 5.3

May 19, 2008

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, TX 77002

We have acted as counsel to Plains Exploration & Production Company, a Delaware corporation (the “Company”), in connection with the registration, pursuant to Post-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-3 (File No. 333-141110) (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the issuance of guarantees (the “Guarantees”) by the additional subsidiary guarantors (the “Additional Subsidiary Guarantors”) listed in the Amendment of (i) $500,000,000 aggregate principal amount of 7% Senior Notes due 2017 of the Company issued under the Indenture dated March 13, 2007 (the “Base Indenture”) between the Company and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated March 13, 2007 (the “First Supplemental Indenture”) among the Company, the subsidiary guarantors named therein, and the Trustee, the Second Supplemental Indenture dated June 5, 2007 (the “Second Supplemental Indenture”) among the Company, the subsidiary guarantors named therein, and the Trustee, the Fourth Supplemental Indenture dated November 14, 2007 (the “Fourth Supplemental Indenture”) among the Company, the subsidiary guarantors named therein (including one or more of the Additional Subsidiary Guarantors), and the Trustee, the Fifth Supplemental Indenture dated January 29, 2008 (the “Fifth Supplemental Indenture”) among the Company, the subsidiary guarantors named therein (including one or more of the Additional Subsidiary Guarantors), and the Trustee, and the Sixth Supplemental Indenture dated February 13, 2008 (the “Sixth Supplemental Indenture”) among the Company, the subsidiary guarantors named therein (including one or more of the Additional Subsidiary Guarantors), and the Trustee and (ii) $600,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2015 of the Company issued under the Base Indenture, as supplemented by the Third Supplemental Indenture dated June 19, 2007 (the “Third Supplemental Indenture”) among the Company, the subsidiary guarantors named therein, and the Trustee, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture.

We have examined originals or certified copies of (i) the Base Indenture, (ii) the First Supplemental Indenture, (iii) the Second Supplemental Indenture, (iv) the Third Supplemental Indenture (v) the Fourth Supplemental Indenture (vi) the Fifth Supplemental Indenture, (vii) the Sixth Supplemental Indenture and (viii) such corporate records of the Company and the Additional Subsidiary Guarantors and other certificates and documents of officials of the Company, the Additional Subsidiary Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set

Plains Exploration & Production Company

May 19, 2008

forth hereinafter, we are of the opinion that the Guarantees have been duly authorized by all necessary corporate action on the part of the Additional Subsidiary Guarantors, and will be valid and binding obligations of each Additional Subsidiary Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions Laws”) of (i) the federal laws of the United States, (ii) the General Corporation Law of the State of Delaware, (iii) the Limited Liability Company Act of the State of Delaware, (iv) the Limited Liability Company Act of the State of Colorado, (v) the Laws of the State of Texas and (vi) the Laws of the State of New York.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP